FOR IMMEDIATE RELEASE
---------------------

                       TANDYCRAFTS REPORTS FIRST QUARTER
                          EARNINGS OF $0.08 PER SHARE

FT. WORTH, Texas (October 21, 1998) -- TANDYCRAFTS, INC. (NYSE: "TAC"), a manufacturer, wholesaler and retailer of specialty consumer and business products, today announced a modest improvement in earnings for the first quarter of its 1999 fiscal year.

For the three months ended September 30, 1998, the Company's net income increased 6.2% to $1,008,000 ($0.08 per share), compared with net income of $949,000 ($0.08 per share) in the first quarter of FY1998. Net sales from continuing operations increased 5.4% to approximately $51.1 million, versus $48.4 million in the prior-year quarter. Reported net sales in the quarter ended September 30, 1997, totaled approximately $55.4 million, including sales from stores and operating units which have been closed or sold since June 30, 1997.

"Pretax profit margins improved to 3.2% of sales in the first quarter of Fiscal 1999, compared with 2.6% in the year-earlier period, as we continued to pare back the number of underperforming retail stores and eliminate unprofitable operations," commented Michael J. Walsh, President and Chief Executive Officer of Tandycrafts, Inc.

"Our Frames and Wall Decor division continued to enjoy strong sales momentum and improved operating efficiencies, with sales rising 30% and an operating profit gain of 69% when compared with the same quarter last year," continued Walsh. "This impressive performance underscores the need for additional manufacturing capacity and further supports our decision to invest in a new facility in Mexico. More information will be forthcoming on this project in the near future."

"Benefitting from a strong back-to-school season, the Office Supplies division also posted a solid increase in sales and operating income during the most recent quarter. Meanwhile, sales in the Novelty and Promotional products division declined 30%, reflecting a soft market for sports-licensed novelty products, a strategic focus upon larger, more profitable customers, and the elimination of marginal accounts."

"An 18% decrease in sales at the Leather and Crafts division resulted primarily from the closing of 41 unprofitable stores, or approximately 25% of the total number of Tandy Leather stores in operation, during the past twelve months. We shall continue to emphasize the most profitable retail markets and expect to close additional non-performing stores in weaker markets during the next several months. Our emphasis upon building the mail order and wholesale channels of this division will also continue during the balance of the fiscal year. The recent opening of a new prototype Tandy Leather & Crafts store in Dallas represents our first new store format in decades, and we are optimistic that improved merchandising concepts developed for the new store will appeal to a broader demographic customer base. We also opened our first Craft Your World store earlier this month, in Plano, Texas. This entirely new craft and gift retail concept is designed to provide consumers with a broader assortment of unique merchandise than is available in the Company's traditional Tandy Leather & Crafts stores. We will evaluate this concept over the next several months to determine its potential for expansion into other markets," concluded Walsh.

"Tandycrafts' balance sheet continues to reflect our strengthened financial position, as evidenced by the continued reduction in outstanding long-term debt," observed Jim Allen, Chief Financial Officer of the Company. "At September 30, 1998, outstanding long-term debt approximated $35.9 million, which represents a decrease of 22% when compared with $45.9 million a year earlier. Our improved financial condition is also allowing the Company to pursue strategic investments which should improve productivity, strengthen our corporate infrastructure, expand divisional capabilities and support our strategy to position each of our divisions for long-term growth and profitability."

"Under the auspices of a stock buyback program announced last month, we had repurchased approximately 143,000 shares of the Company's common stock by the end of the first quarter, at an average price of $3.47 per share," continued Allen. "As of September 30, 1998, our shareholders' equity totaled $88.9 million, which is equivalent to $7.21 per common share outstanding."

Tandycrafts, Inc. manufactures, distributes and/or retails products through four distinct product-related divisions: Frames and Wall Decor, Leather and Crafts, Office Supplies, and Novelties and Promotional. Its products are marketed and sold through various channels, including direct-to-consumer (e.g., retail stores, mail order, the Internet) and wholesale distribution (e.g., direct sales force, telemarketing, outside sales representatives). The Company is headquartered in Ft. Worth, Texas and its common stock is listed on the New York Stock Exchange under the ticker symbol "TAC".

     THIS PRESS RELEASE INCLUDES STATEMENTS THAT MAY CONSTITUTE "FORWARD-LOOKING" STATEMENTS, USUALLY CONTAINING THE WORDS "BELIEVE", "ESTIMATE", "PROJECT", "EXPECT" OR SIMILAR EXPRESSIONS. THESE STATEMENTS ARE MADE PURSUANT TO THE SAFE HARBOR PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. FORWARD-LOOKING STATEMENTS INHERENTLY INVOLVE RISKS AND UNCERTAINTIES THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THE FORWARD-LOOKING STATEMENTS. FACTORS THAT WOULD CAUSE OR CONTRIBUTE TO SUCH DIFFERENCES INCLUDE, BUT ARE NOT LIMITED TO, CONTINUED ACCEPTANCE OF THE COMPANY'S PRODUCTS IN THE MARKETPLACE, COMPETITIVE FACTORS, DEPENDENCE UPON THIRD-PARTY VENDORS, AND OTHER RISKS DETAILED IN THE COMPANY'S PERIODIC REPORT FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION. BY MAKING THESE FORWARD-LOOKING STATEMENTS, THE COMPANY UNDERTAKES NO OBLIGATION TO UPDATE THESE STATEMENTS FOR REVISIONS OR CHANGES AFTER THE DATE OF THIS RELEASE.

                    For further information, please contact:
           James Allen, Chief Financial Officer at (817) 551-9600 or
      R. Jerry Falkner, CFA, Investor Relations Counsel at (800) 377-9893



                               TANDYCRAFTS, INC.
                                AND SUBSIDIARIES

                         SELECTED FINANCIAL HIGHLIGHTS
                         -----------------------------


                                            Three Months Ended
                                        ---------------------------
                                                  (000)

                                        September 30    September 30
                                            1998            1997
                                        -----------     -----------

NET SALES                                $  51,065       $  55,359

Operating Costs & Expenses:
   Cost of Goods Sold                       34,791          35,834
   Selling, General & Administrative        13,077          15,932
   Depreciation and Amortization             1,079           1,270
                                         ---------       ---------
      Total Operating Costs & Expenses      48,947          53,036
                                         ---------       ---------

Operating Income                             2,118           2,323
Interest Expense, net                          492             862
                                         ---------       ---------

Income Before Income Taxes                   1,626           1,461
Provision for Income Taxes                     618             512
                                         ---------       ---------

      Net Income                         $   1,008       $     949
                                         =========       =========

Net Income Per Share:
      Basic and Diluted                  $    0.08       $    0.08
                                         =========       =========

Weighted Average Common Shares:
   Basic                                    12,472          12,636
   Diluted                                  12,475          12,636


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